Exhibit 99.1

February 8, 2011	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS
THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), today reported results for its fourth quarter and fiscal year ended January 1, 2011 and refined guidance for 2011. In summary, Flowers Foods:
•	Delivered net income of 5.5% of sales for the quarter and 5.3% of sales for the year.

•	Achieved its ninth consecutive year of growth in earnings per share from continuing operations.

•	Reported diluted earnings per share of $.34 for the quarter, an increase of 3.0%, and $1.49 for fiscal 2010, an increase of 5.7% (7.2% excluding a $.02 gain on acquisition recorded last year).

•	Reported fourth quarter sales decrease of .6% and full year sales decrease of 1.0%. Excluding the impact of the deconsolidation of a variable interest entity (VIE), sales for the fourth quarter and fiscal year would have been up 0.1% and down 0.5%, respectively.

•	Confirmed fiscal 2011 sales guidance 3% to 6% growth and updated earnings per share guidance to 5% to 10% growth (previous guidance was for earnings per share growth of 8% to 13%).

•	Announced the filing of a universal shelf registration statement on Form S-3.
George E. Deese, Flowers Foods’ chairman and chief executive officer, said, “Flowers Foods delivered solid earnings growth for the quarter and the year and we again achieved record earnings per share for the year. Even so, we did not meet our plan for sales and earnings. Our sales volume was lower than expected in the fourth quarter as we initiated pricing action and reduced promotions in the face of commodity headwinds. The weak economy and high unemployment continue to pressure the market and impact consumer buying patterns.
“In 2010, we made Flowers Foods an even stronger company by investing in highly efficient production capacity, innovative new products, and new geographic markets—all of which position the company for further growth. Looking forward, we will continue to leverage our long history of taking care of customers’ needs, outperforming in the marketplace, proven growth strategies, and financial discipline to create value for shareholders. Our focus has been—and will remain—on the long-term.”
Fourth Quarter 2010 Results
Fourth quarter sales decreased .6% to $573.1 million from the $576.8 million reported for last year’s fourth quarter. The sales decrease of .6% was attributable to volume declines of 2.2% and .7% resulting from the deconsolidation of a variable interest entity (VIE). Partially offsetting these declines was an increase in pricing/mix of 2.0% and a .3% contribution from acquisitions. The volume declines were primarily related to declines in the branded retail channel, particularly in the white brand, breakfast bread, and cake categories, which were partially offset by increases in the sandwich round category. These volume declines were partially offset by increases in the store-brand retail channel, primarily in the snack cake category. Although the company initiated significant pricing actions during the quarter, the fresh baked foods category remained very competitive.
DSD Segment: During the quarter, the company’s direct store delivery (DSD) sales decreased 2.6%, reflecting volume declines of 3.9% and a .8% decline resulting from the deconsolidation of a VIE. Positive pricing/mix of 2.1% partially offset these decreases. The volume decline was primarily due to decreases in the branded retail channel, particularly in the white bread and breakfast bread categories.
Warehouse Segment: Sales through warehouse delivery increased 7.9%, reflecting positive pricing and mix of 4.6%, positive volume of 1.9% and a 1.4% contribution from an acquisition. Decreases in branded retail sales as a result of a shift in snack cake sales to store-branded retail were more than offset by increases in the store-brand retail, foodservice, and contract manufacturing channels.
Net income for the quarter was up 2.6% to $31.4 million from $30.6 million in the fourth quarter of fiscal 2009. For the quarter, diluted earnings per share were $.34, up slightly from $.33 in last year’s fourth quarter.
Gross margin as a percentage of sales for the quarter was 48.1%, up 100 basis points as compared to 47.1% in the fourth quarter of 2009. This increase was due primarily to decreased ingredient costs as a percent of sales. The decrease in ingredient costs was partially offset by increased workforce-related and packaging costs as a percent of sales.
Selling, distribution, and administrative costs as a percentage of sales for the quarter were 36.7% compared to 35.6% in the same quarter last year. This increase was primarily the result of increased workforce-related costs as a percent of sales.
Depreciation and amortization expenses for the quarter remained relatively stable as a percent of sales compared to last year’s fourth quarter. Net interest income for the quarter was approximately $600,000 higher than last year’s fourth quarter due to less borrowings outstanding. The effective tax rate for the quarter was 33.3% as compared to 33.6% last year.

Operating margin as a percent of sales for the quarter was 8.0% compared to 8.2% in last year’s fourth quarter. EBITDA as a percent of sales for the fourth quarter was 11.4%, compared to 11.5% for the fourth quarter of 2009.
During the quarter, the company invested $24.2 million in capital improvements and paid dividends of $18.2 million to shareholders. The company also acquired 639,300 shares of its common stock under its share repurchase plan for $16.4 million, an average of $25.69 per share.
Fiscal 2010 Results
Sales for fiscal 2010 decreased 1.0% to $2.57 billion from the $2.60 billion reported for fiscal 2009. This 1.0% decrease consisted of negative pricing/mix of 1.7% and .5% due to the deconsolidation of the VIE. Partially offsetting these decreases were 1.0% contribution from acquisitions and increased volume of .2%. The increase in volume was primarily driven by soft variety bread and sandwich rounds in the branded retail channel and the cake category in the store-brand retail channel. These increases were partially offset by decreased sales in branded white bread and the vending and fast food categories of the foodservice channel. Throughout the year, the company experienced significant pricing pressure and substantial promotional activity within the baking industry.
DSD Segment: For the year, the company’s DSD sales decreased 3.0%. This decrease consisted of negative pricing/mix of 2.0%, lower volume of .4% and a .6% decline resulting from the deconsolidation of the VIE. The DSD segment experienced increases in branded soft variety and branded sandwich rounds, which were more than offset by decreases in branded white bread, store-brand white and variety breads, fast food, and foodservice.
Warehouse Segment: During fiscal 2010, sales through warehouse delivery increased 7.9%, reflecting a 5.8% contribution from acquisitions, volume increases of 1.2%, and positive pricing and mix of .9%. The volume growth was the result of increases in snack cake, contract manufacturing, and foodservice businesses, partially offset by decreases in the vending category.
Net income for the year increased 5.2% to $137.0 million from $130.3 million for fiscal 2009. Diluted earnings per share were $1.49 for fiscal 2010, up 5.7% from the $1.41 reported for fiscal 2009. Last year’s results included a gain on acquisition of $.02 per diluted share relating to a May 2009 acquisition.
Gross margin as a percentage of sales for the full year was 47.7% compared to 46.5% in the prior year. The increase in margin was the result of decreased ingredient costs as a percent of sales, partially offset by increases in workforce-related and packaging costs as a percent of sales, and start-up costs associated with new production lines at several of our bakeries.
For the year, selling, distribution, and administrative costs as a percentage of sales were 36.4% compared to 35.6% in the prior year. The increase as a percent of sales was due primarily to higher workforce-related and advertising costs as a percent of sales, partially offset by lower bad debt costs as a percent of sales.
Depreciation and amortization expenses for fiscal 2010 remained relatively stable as a percent of sales compared to prior year. Net interest income for the year was $3.1 million higher than prior year due to lower interest expense as a result of less debt outstanding. The effective tax rate for the year was 34.9%, compared to 35.6% last year. This decrease was the result of favorable discrete items recognized during the year.
Operating margin as a percent of sales for the year was 8.0%, up slightly from 7.9% of sales last year. EBITDA for the year as a percent of sales increased to 11.3% from 11.0% for fiscal 2009.
For the year, the company invested $98.4 million in capital improvements and paid dividends of $70.9 million to shareholders. During the year, the company acquired 1,548,771 shares of its common stock under its share repurchase plan for $39.2 million, an average of $25.30 per share. Since the inception of the share repurchase plan, the company has acquired 24.2 million shares of its common stock for $404.2 million, an average of $16.70 per share. The plan authorizes the company to repurchase up to 30.0 million shares of common stock.
Shelf registration announced
The company also announced today that it has filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission, which will allow the company to sell, from time to time, certain securities, including common stock, preferred stock, debt securities and/or warrants, either individually or in units, in one or more offerings. As of the date of this release, the company has no specific plans to offer the securities covered by the registration statement, and the company is not required to offer the securities in the future pursuant to the registration statement. The terms of any offering under the registration statement will be established at the time of the offering. Proceeds from the sale of any securities will be used for general corporate purposes, which may include, share repurchases, refinancing existing indebtedness, capital expenditures, and possible acquisitions. The company has not allocated a specific portion of the net proceeds for any particular use at this time. The universal shelf registration statement is intended to provide the company with flexibility to raise funds one or more offerings of its securities, subject to market conditions and the company’s capital needs.
Guidance for Fiscal 2011
Regarding guidance for fiscal 2011, Deese said the company continues to expect sales growth of 3.0% to 6.0%, excluding future acquisitions. However, growth of 5.0% to 10.0% in diluted earnings per share is now expected for the year. Previously, the company had given preliminary guidance for 8.0% to 13.0% growth in earnings per share for fiscal 2011. Capital expenditures for fiscal 2011 still are expected to be $90 million to $100 million.
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its fourth quarter and full-year conference call over the Internet at 9 a.m. (Eastern) February 8, 2011. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Blue Bird, and Mrs. Freshley’s. Flowers operates 40 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Mid-Atlantic, and Southwest as well as select markets in California and Nevada. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customers’ businesses, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner (229) 227-2348
Media Contact: Keith Hancock (229) 227-2380

Flowers Foods
Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 Week	For the 12 Week	For the 52 Week	For the 52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	01/01/11	01/02/10	01/01/11	01/02/10
Sales	$573,133	$576,824	$2,573,769	$2,600,849
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	297,298	305,137	1,346,790	1,390,183
Selling, distribution and administrative expenses	210,320	205,609	935,999	926,418
Depreciation and amortization	19,682	18,931	85,118	80,928
Gain on acquisition	0	0	0	3,013

Income before interest and income taxes (EBIT)	45,833	47,147	205,862	206,333
Interest income, net	1,304	689	4,518	1,426

Income before income taxes (EBT)	47,137	47,836	210,380	207,759
Income tax expense	15,699	16,078	73,333	74,047

Net income	31,438	31,758	137,047	133,712
Less: Net income attributable to noncontrolling interest	0	(1,109)	0	(3,415)

Net income attributable to Flowers Foods, Inc.	$31,438	$30,649	$137,047	$130,297

Diluted earnings per share amounts:
Net income attributable to Flowers Foods, Inc.	$0.34	$0.33	$1.49	$1.41

Diluted weighted average shares outstanding	91,670	92,359	92,108	92,733

Flowers Foods
Segment Reporting
(000’s omitted)

	For the 12 Week	For the 12 Week	For the 52 Week	For the 52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	01/01/11	01/02/10	01/01/11	01/02/10
Sales:
Direct-Store-Delivery	$458,986	$471,034	$2,071,356	$2,135,128
Warehouse Delivery	114,147	105,790	502,413	465,721

	$573,133	$576,824	$2,573,769	$2,600,849

EBITDA:
Direct-Store-Delivery	$59,355	$58,027	$260,949	$257,117
Warehouse Delivery	14,830	16,153	66,910	67,388
Flowers Foods	(8,670)	(8,102)	(36,879)	(37,244)

	$65,515	$66,078	$290,980	$287,261

Depreciation and Amortization:
Direct-Store-Delivery	$15,098	$14,900	$65,977	$64,578
Warehouse Delivery	4,495	4,017	18,985	16,062
Flowers Foods	89	14	156	288

	$19,682	$18,931	$85,118	$80,928

EBIT:
Direct-Store-Delivery	$44,257	$43,127	$194,972	$192,539
Warehouse Delivery	10,335	12,136	47,925	51,326
Flowers Foods	(8,759)	(8,116)	(37,035)	(37,532)

	$45,833	$47,147	$205,862	$206,333

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

01/01/11
Assets
Cash and Cash Equivalents	$6,755
Other Current Assets	294,423
Property, Plant & Equipment, net	604,693
Distributor Notes Receivable (includes $12,536 current portion)	105,396
Other Assets	17,037
Cost in Excess of Net Tangible Assets, net	297,185

Total Assets	$1,325,489

Liabilities and Stockholders’ Equity
Current Liabilities	$214,340
Bank Debt (includes $24,375 current portion)	114,375
Other Debt and Capital Leases (includes $4,057 current portion)	12,927
Other Liabilities	188,057
Stockholders’ Equity	795,790

Total Liabilities and Stockholders’ Equity	$1,325,489

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

	For the 12 Week	For the 52 Week
	Period Ended	Period Ended
	01/01/11	01/01/11
Cash flows from operating activities:
Net income	$31,438	$137,047
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	15,191	114,310
Changes in assets and liabilities	30,614	54,693

Net cash provided by operating activities	77,243	306,050

Cash flows from investing activities:
Purchase of property, plant and equipment	(24,165)	(98,404)
Deconsolidation of VIE	0	(8,804)
Other	(403)	2,911

Net cash disbursed for investing activities	(24,568)	(104,297)

Cash flows from financing activities:
Dividends paid	(18,184)	(70,882)
Stock options exercised	275	7,884
Income tax benefit related to stock awards	3	977
Stock repurchases	(16,422)	(39,184)
Decrease in book overdraft	(2,668)	(1,432)
Proceeds from debt borrowings	9,500	418,500
Debt and capital lease obligation payments	(25,531)	(529,809)

Net cash disbursed for financing activities	(53,027)	(213,946)

Net decrease in cash and cash equivalents	(352)	(12,193)
Cash and cash equivalents at beginning of period	7,107	18,948

Cash and cash equivalents at end of period	$6,755	$6,755

Flowers Foods
Reconciliation of Net Income to EBITDA
(000’s omitted)

	For the 12 Week	For the 12 Week	For the 52 Week	For the 52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Net income	$31,438	$30,649	$137,047	$130,297
Net income attributable to noncontrolling interest	—	1,109	—	3,415
Income tax expense	15,699	16,078	73,333	74,047
Interest income, net	(1,304)	(689)	(4,518)	(1,426)
Depreciation and amortization	19,682	18,931	85,118	80,928

EBITDA	$65,515	$66,078	$290,980	$287,261

Flowers Foods
Reconciliation of Gross Margin
(000’s omitted)

	For the 12 Week	For the 12 Week	For the 52 Week	For the 52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Sales	$573,133	$576,824	$2,573,769	$2,600,849
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	297,298	305,137	1,346,790	1,390,183

Gross Margin excluding depreciation and amortization	275,835	271,687	1,226,979	1,210,666
Less depreciation and amortization for production activities	13,966	13,706	59,125	56,918

Gross Margin	$261,869	$257,981	$1,167,854	$1,153,748

Depreciation and amortization for production activities	$13,966	$13,706	$59,125	$56,918
Depreciation and amortization for selling, distribution and administrative activities	5,716	5,225	25,993	24,010

Total depreciation and amortization	$19,682	$18,931	$85,118	$80,928

Flowers Foods
Sales Bridge

				Impact of
				Deconsolidation	Total Sales
For the 12 Week Period Ended 1/1/11	Volume	Price/Mix	Acquisitions	of VIE	Change
Direct-Store-Delivery	-3.9%	2.1%	0.0%	-0.8%	-2.6%
Warehouse Delivery	1.9%	4.6%	1.4%	0.0%	7.9%
Total Flowers Foods	-2.2%	2.0%	0.3%	-0.7%	-0.6%

				Impact of
				Deconsolidation	Total Sales
For the 52 Week Period Ended 1/1/11	Volume	Price/Mix	Acquisitions	of VIE	Change
Direct-Store-Delivery	-0.4%	-2.0%	0.0%	-0.6%	-3.0%
Warehouse Delivery	1.2%	0.9%	5.8%	0.0%	7.9%
Total Flowers Foods	0.2%	-1.7%	1.0%	-0.5%	-1.0%